Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of September 21, 2022 (the “Effective Date”), by and between Ascent Solar Technologies, Inc. (the “Company”) and Jeffrey Max (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

B.This Agreement shall govern the employment relationship between the Employee and the Company from and after the Effective Date and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Employment and Duties.

1.1 Employment. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2 Duties. During the Period of Employment, the Executive shall serve the Company as its President and Chief Executive Officer and shall have the powers, authorities, duties and obligations of management usually vested in the office of the Chief Executive Officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment. Executive also shall serve as the Chief Executive Officer of any Affiliate of the Company (as defined in Section 5.5(b)). Throughout the Period of Employment, the Executive shall report to the Chairman of the Board, and in the absence of the Chairman, whomever the Board may delegate. So long as the Executive remains an employee of the Company, the Company agrees to use its best efforts to cause the Executive to be nominated for election to the Company's Board at each annual or special meeting of the stockholders of the Company at which the general election of directors of the Company is to take place and to use its best efforts to cause the Executive to be so elected to such Board.

1.3 Outside Board Service. Executive currently serves on the board of directors of Docsun Biomed, Ltd. and Orbital Assembly Corporation, and the Company approves of such service.

1.4Travel. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company. All such travel is subject to written Company policy.

2. Period of Employment. The “Period of Employment” shall commence on the Effective Date, and end at the close of business three (3) years thereafter (the “Anniversary Date”). Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement. For the sake of clarity, at the conclusion of the Period of Employment, this Agreement shall terminate without further action by either party hereto, and no extension of this Agreement is valid except as memorialized in a writing signed by the Executive and the Chairman of the Board or, in the absence of the Chairman, whomever the Board may delegate. For the sake of clarity, if the Company or the Executive do not renew the terms of this Agreement or execute a new agreement following the expiration of the Period of Employment, the Executive’s employment by the Company following the expiration of the Period of Employment shall be on an at-will basis and may be terminated by the Company or by the Executive at any time, for any reason (or for no reason), with or without advance notice.

3. Compensation.

3.1 Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary at an annualized rate of Eight Hundred Fifty Thousand Dollars ($850,000.00) (the “Base Salary”), of which only Three Hundred Fifty Thousand Dollars ($350,000) per fiscal year shall be paid to Executive in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments, until such time as the Company raises a minimum of Ten Million Dollars ($10,000,000) through a private placement, bridge loan or other financing arrangement, but excluding (a) capital contributed by BD 1 Investment Holding LLC or Crowdex Investment LLC, or (b) financing provided by [***] for the Company to [***] (the “Threshold Capital”). The remaining unpaid salary (annualized at rate of $500,000) shall be accumulated on a fully-vested basis and shall be paid to executive in a lump sum cash amount, with interest accrued at the annual rate of 4% (the “Salary Account”), thirty (30) days after the closing of the Threshold Capital and shall otherwise be paid in accordance with the provisions of Section 21; provided that the Company’s obligation to pay Executive the Salary Account shall be forfeited if the Threshold Capital is not raised prior to the sooner of either (i) termination of employment of Executive for any reason other than a Protected Termination (herein defined) or (ii) the Anniversary Date. The Company shall commence paying Executive the Base Salary at its full rate as of the date on which the Company obtains the Threshold Capital. The Base Salary shall be subject to the Company’s normal raises (as determined by the Board), to be implemented at the same time and manner as all other raises given to other senior executives. The Executive shall further be eligible to additionally receive incentive base bonus compensation in accordance with the provisions of Section 3.2.

3.2 Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each whole or partial fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). The Executive’s possible Incentive Bonus amount for a particular fiscal year will be up to 100% of Base Salary, if the agreed upon targets are achieved, which shall be determined based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Company in consultation with the Executive. All earned Incentive Bonuses will be paid to the Executive in the fiscal year following the fiscal year for which the Incentive Bonus was earned, and after the Company’s audited financial statement covering the incentive period has been completed and delivered to the Chief Financial Officer of the Company for determination of the amount of the Incentive Compensation; provided Incentive Bonuses will be forfeited if Executive’s employment is terminated prior to payment for any reason other than a Protected Termination .

3.3 Equity.

(a) Initial Grant. As further compensation, on the Effective Date, the Company will grant the Executive 3,534,591 restricted stock units (“RSUs”), which amount is equivalent to 10% of the fully diluted share capital of the Company on such date. The RSUs shall be granted as an “inducement grant” (outside of the share pool), but shall have terms and conditions no less favorable than if they were issued under the Company’s Seventh Amended and Restated 2008 Restricted Stock Plan (to the extent the terms would be applicable to RSUs).

(b) Vesting. The RSUs shall vest as follows: 20% shall be immediately vested upon grant, and the remaining 80% shall vest in equal monthly increments over the thirty-six (36) month period immediately following the Effective Date for so long as Executive is employed by the Company on such vesting dates. Notwithstanding the foregoing, any outstanding and unvested RSUs will accelerate and fully vest upon the earlier of (i) a Change of Control (as defined in Section 5.5) and (ii) the termination of Executive’s employment for any reason other than by the Company for Cause (as defined in Section 5.5) or by Executive without Good Reason (as defined in Section 5.5) (a “Protected Termination”).

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(c) Settlement. The RSUs shall be settled (to the extent outstanding and vested as of each applicable settlement date) in eight equal increments on the last business day of each calendar quarter immediately on the initial settlement date, September 30, 2024. Notwithstanding the foregoing, any RSUs that are then outstanding and vested (determined following application of the second sentence of Section 3.3(b)) will be settled upon the earlier of (i) a Change of Control (as defined in Section 5.5) and (ii) a Protected Termination. At the election of the Company or the Executive prior to each settlement date, the RSUs shall be “net settled” and the Company shall retain such number of shares for sale on behalf of the Executive at a price equal to the fair market value of the shares on the settlement date as will be sufficient for the payment of withholding tax liability to satisfy obligation of Executive under Section 7 hereof. The shares underlying the RSUs (including reoffers and resales thereof) shall be issued pursuant to an effective registration statement under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

4. Benefits. Subject to the provisions of Section 21(c) hereof:

4.1 Welfare and Fringe Benefits. During the Period of Employment, the Company shall reimburse Executive for any and all Medicare premiums paid by him for health care insurance coverage, including any additional money to Executive to offset any additional income taxes owed by Executive with respect to such payment. Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s key executives, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time, including long-term disability and life insurance. Except as explicitly stated otherwise in this Agreement, the Company may modify, suspend or discontinue any benefit plans, policies and practices at any time without notice to, or recourse by, the Executive, so long as such action is taken generally with respect to other senior executives employed by the Company.

4.2 Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s written expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3 Paid Time Off and Other Leave. During the Period of Employment, the Executive’s annual rate of paid time off accrual shall be three (3) weeks per year, with such time off to accrue and be subject to the Company’s paid time off policies in effect for executives of the Company from time to time, including any policy which may limit time off accruals and/or limit the amount of accrued but unused time off to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.4 Use of Company Apartment. The Company will enter into a lease for a Company apartment in Denver, Colorado. During the Period of Employment, the Executive shall be entitled to use such Company apartment.

4.5 Automobile Allowance. During the Period of Employment, the Company shall provide Executive with an automobile allowance of $4,800 per fiscal year.

4.6Reimbursement for Attorneys’ Fees: The Company shall reimburse Executive for his attorneys’ fees incurred in connection with the drafting, negotiation and execution of this Agreement and any ancillary agreements.

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5. Termination.

5.1 Termination by the Company. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause, or (ii) with no less than thirty (30) days’ advance written notice to the Executive (such notice to be delivered in accordance with Section 18), without Cause, or
(iii) in the event of the Executive’s death, or (iv) in the event that the Board determines reasonably and in good faith that the Executive has a Disability.

5.2 Termination by the Executive. In the case of a termination for Good Reason (as defined in Section 5.5(e)), or a Change of Control (as defined in Section 5.5(f)), the Executive may provide immediate written notice of termination (or verbal notice of termination if the necessity of written notice is waived by the Company) once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination; provided, however, that there is no cure for a Change of Control.

5.3 Benefits upon Termination. If the Executive’s employment by the Company is terminated for any reason by the Company or by the Executive (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;

(b) If the Executive’s employment with the Company terminates during the Period of Employment as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason or a Change of Control, the Executive shall be entitled to the following benefits (referred to hereinafter as the “Severance Benefit”):

(i) the Company shall pay or reimburse the Executive (in addition to the Accrued Obligations) for the premiums charged to continue medical coverage under Medicare through the Anniversary Date. The Company’s obligations pursuant to this Section 5.3(b)(i) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in material adverse tax consequences. All reimbursements shall be made no later than December 31 in the year following the year in which the expense was incurred; and

(ii) the Company shall pay Executive (w) Incentive Bonus amounts that have been earned but not paid and (x) any remaining Base Salary will be paid as scheduled through the Anniversary Date, but in no event less than twelve (12) months of Base Salary.

(iii) All unvested RSUs or other equity awards shall be immediately vested and settled in accordance with the settlement schedule set forth in Section 3.3(c) hereof.

(c) Executive understands and agrees that the payment of Severance Benefits described in subparagraphs (i), (ii) and (iii) of Section 5.3(b) hereof is subject to and conditioned upon the execution of the Release substantially in the form attached hereto as Exhibit A (the "Release") as required under Section 5.4(a). Subject to the foregoing, payment of the Severance Benefits described in subparagraph (ii) of Section 5.3(b) hereof shall be made to Executive in cash or good funds in accordance with the normal payroll practices of the Company in effect on Separation from Service commencing on the first payroll payment date following the expiration of thirty (30) days after the Separation from Service. The obligation of the Company to pay such Severance Benefits under 5.3(b)(ii) and (iii) to the Executive shall be subject to termination as provided in Section 5.3(e) hereof in the event the Executive violates the covenants under Section 6 hereof. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), the payment schedule for Severance Benefits shall be modified or adjusted to provide that payments shall be made in accordance with Section 21(b) hereof. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Separation from Service. This six month delay shall not apply to any Severance Benefits which are not subject to the requirements of Section 409A of the Code by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Severance Benefits be reduced as a result of such modification or adjustment. For purposes of Code Section 409A, the right to the series of installment payments is to be treated as the right to receive a series of separate payments.

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(d)If the Executive’s employment with the Company terminates during the Period of Employment as a result of the Executive’s death or Disability, the Executive’s estate shall be entitled to receive the Accrued Obligations on or before the 15th day of the third calendar month following the month in which the death occurred or termination occurred as a result of the Executive’s Disability.  In addition, if the Company terminates the Executive’s employment as a result of the Executive’s Disability, the Company shall provide to Executive (i) twelve (12) months of reimbursement for premiums for Medicare payable as provided in section 21(c) hereof, and (ii) if the Company has not provided Long Term Disability insurance coverage for the Executive, the Company shall pay the Executive twelve (12) months of Base Salary in a lump sum on or before the 15th day of the third calendar month following the month in which termination occurred as a result of the Executive’s Disability.

(e)Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit.

(f)The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; or (ii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4 Release; Exclusive Remedy; Leave.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or 5.3(c), the Executive shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within seven (7) days (or such longer period of time as may be required to make the Release maximally enforceable under the Older Workers Benefit Protection Act or other applicable law) after the Company provides the form of Release to the Executive.

(b) The Executive agrees that, except for any discrimination, retaliation, whistleblower or benefits claim under federal, state or local statutes, the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies at law or in equity, with respect to of the Executive’s employment with the Company or its Affiliates. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation, and to remove himself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans).

(c) In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

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5.5 Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i)any Base Salary or Incentive Bonus that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;

(ii) the Salary Account provided that the Salary Account shall be included in the Accrued Obligations only if the Capital Threshold has occurred and Executive has not terminated his employment for reasons other than a Protected Termination; and

(iii) any reimbursement due to the Executive pursuant to Section 4.1 for Medicare premiums or Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time; provided no reimbursement shall be made and any claim for reimbursement shall be forfeited if not made on or before December 31 of the year following the date the expense was incurred..

(b) As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c) As used herein, “Cause” shall mean that one or more of the following has occurred:

(i) the Executive is convicted of a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii) the Executive has engaged in acts of fraud, dishonesty or other acts of misconduct or moral turpitude in the course of his duties hereunder that caused material injury to the Company;

(iii) the Executive materially and repeatedly fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board;

(iv) a breach by the Executive of any provision of Section 6, or any material breach by the Executive of any other provision of this Agreement or of any other contract he is a party to with the Company or any of its Affiliates;

(v) the willful violation by the Executive of any written policy of the Company; or

(vi) the Executive’s commission of any act that is materially injurious to the goodwill and reputation of the Company.

The condition or conditions referenced in clauses (iii), (iv) and (v) above, as applicable, shall not constitute Cause unless the Company provides written notice to the Executive of the condition claimed to constitute Cause (such notice to be delivered in accordance with Section 18), and the Executive fails to remedy to the reasonable satisfaction of the Company such condition(s) within thirty (30) days of receiving such written notice thereof. The Company has the burden of proving that it properly terminated the Executive’s employment for Cause.

(d) As used herein, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

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(e) As used herein, “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one or more of the following conditions:

(i) a material diminution in the Executive’s rate of Base Salary or incentive opportunities, except that any agreement by Executive to defer Base Salary for a period of time shall not constitute a material diminution in the rate of Base Salary, or adjustment in Base Salary in accordance with this Agreement constitute Good Reason;

(ii) a material diminution in the Executive’s authority, title, duties, or responsibilities; or

(iii) a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and the Company fails to remedy to the reasonable satisfaction of the Executive such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the such termination occurs within forty-five (45) days after the end of such 30-day cure period.

(f) As used herein, the term “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all, or assets having a gross fair market value in excess of 40% of the gross fair market value of all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

(g) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6 Notice of Termination; Employment Following Expiration of Period of Employment. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. For the sake of clarity, at the conclusion of the Period of Employment, this Agreement shall terminate without further action by either party hereto, and no extension of this Agreement is valid except as memorialized in a writing signed by the Executive and the Chairman of the Board or another duly authorized member of the Board. If the Company or the Executive do not renew the terms of this Agreement or execute a new agreement following the expiration of the Period of Employment, the Executive’s employment by the Company following the expiration of the Period of Employment shall be on an at-will basis and may be terminated by the Company or by the Executive at any time, for any reason (or for no reason), with or without advance notice.

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6. Restrictive Covenants.

6.1 Acknowledgement.

The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive further understands and acknowledges that the Company’s ability to reserve the Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

6.2 Confidential Information.

(a) The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(b) The Executive understands that nothing in this Agreement is intended to limit the Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, (iii) testify in an administrative, legislative or judicial proceeding about alleged criminal conduct or alleged sexual harassment; or (iv) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and the Executive does not otherwise disclose such Confidential Information, except pursuant to court order. The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure.

(c) Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Executive understands that the Company will not retaliate against him in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and the Executive files any type of proceeding against the Company alleging that the Company retaliated against him because of his disclosure, the Executive may disclose the relevant Confidential Information to his attorney and may use the Confidential Information in the proceeding if (i) the Executive files any document containing the Confidential Information under seal, and (ii) the Executive does not otherwise disclose the Confidential Information except pursuant to court or arbitral order.

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(d) Nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit Executive from (i) disclosing the underlying facts or circumstances relating to claims of sexual harassment, sex discrimination, sexual assault, failure to prevent an act of workplace harassment or discrimination based on sex or an act of retaliation against a person for reporting harassment or discrimination based on sex or any other unlawful or potentially unlawful conduct or (ii) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

(e)As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their respective businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or its Affiliates or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company or its Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures and strategies, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, product roadmaps, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, customer or client lists, and the preferences of, and negotiations with, customers and clients, suppliers, purchasing strategies and promotions, (xiii) personnel information of other employees and independent contractors (including their compensation, unique skills, experience and expertise, and disciplinary matters), (xiv) other copyrightable works, (xv) processes, technology and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(f)As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company or its Affiliates (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, that he may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

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6.3 Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, a Competing Business (as defined below) of the Company or any of its Affiliates during the six (6) month period following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of six (6) months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, the financial operations or management of any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person on the Severance Date that at any time during the Period of Employment has competed, or any and time during the six (6) month period following the Severance Date competes, with any business of designing, manufacturing or selling thin-film photovoltaic technology. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.4 Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

6.5 Non-Interference with Customers or Suppliers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not, directly or indirectly through any other Person, influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to:

(a) Customers or suppliers the Executive contacted in any way during the past twelve (12) months prior to the termination of Executive’s employment;

(b) Customers or suppliers about whom the Executive has Trade Secret or Confidential Information; and

(c) Customers or suppliers who did business with the Company during the Executive’s employment with the Company.

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6.6 Cooperation; Social Media. Following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and its Affiliates in connection with any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to the Executive’s employment with, or service as a member of the Board of the Company or any Affiliate, and with respect to any audit of the financial statements of the Company or any Affiliate with respect to the period of time when the Executive was employed by the Company or any Affiliate. The Company will reimburse the Executive for any expenses that he reasonably incurs in connection with such cooperation and compensate him for his time. In addition, on the last day of Executive’s employment, Executive agrees to update Executive’s profile on social media websites (such as LinkedIn) to reflect that Executive is no longer an employee of the Company.

6.7 Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company currently conducts business throughout the State of Colorado, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates in the State of Colorado, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.8 Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 may cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to seek specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant following the Severance Date.

7. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

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8. Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9. Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10. Section Headings. The section headings, and titles of paragraphs and subparagraphs contained in this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Colorado to be applied. In furtherance of the foregoing, the internal law of the State of Colorado will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

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15. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16. Indemnification; Insurance. From and after the Effective Date, the Company shall indemnify, hold harmless, defend, pay and reimburse the Executive against any and all losses, claims, damages or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages or liabilities, and any amounts expended in settlement of any claims brought by a third party(ies) (collectively, “Liabilities”) (for the purposes of this Section 16, any claims by any entity that is controlled by the Company are not third-party claims) to which the Executive may become subject by reason of:  (i) any act or omission or alleged act or omission performed or omitted to be performed by the Executive on behalf of the Company or any Affiliate or otherwise in connection with the business of the Company; (ii) the fact that the Executive is or was acting in connection with the business of the Company or its investment activities as a partner, member, shareholder, director, officer, employee or agent of the Company, or any of its affiliates, or that the Executive is or was serving at the request of the Company as a partner, member, director, officer, employee or agent thereof; or
(iii) any other act or omission or alleged act or omission arising out of or in connection with the Company or its business, to the extent not reimbursed by insurance or other coverage of such other enterprise, if, in each case:  (x) the Executive acted in good faith and in a manner believed by him to be in, or not opposed to, the best interests of the Company; (y) the Executive’s conduct did not constitute fraud, gross negligence or willful misconduct; and (z) the event, facts or circumstances giving rise to such Liabilities occurred on or after the Effective Date.

The Company shall promptly reimburse (and/or advance to the extent reasonably requested) the Executive for reasonable legal or other expenses (as incurred) of the Executive in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Executive may be indemnified pursuant to this Section 16; provided that (x) if it is adjudicated by final determination (of a court or arbitrator, as applicable) that the Executive is not entitled to the indemnification provided by this Section 16, then the Executive shall promptly reimburse the Company for any reimbursed or advanced expenses.

The Company shall use commercially reasonable efforts to cause the Executive to be named as an additional insured in the director’s and officers’ liability insurance that is maintained by the Company for the general benefit of officers and directors of the Company and its affiliates.  If the Executive recovers any amounts in respect of any Liabilities from any insurance policy, then the Executive shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to him by the Company in respect of such Liabilities.

17. Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18. Notices. Any notice provided for in this Agreement must be in writing and must be either transmitted via telecopier or email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

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if to the Company:

Michael Gilbreth

Chief Financial Officer

Ascent Solar Technologies, Inc.

12300 Grant St.

Thornton, Colorado 80241-3120

if to the Executive:

Jeffrey A. Max

[***]

[***]

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. Photographic or electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.               Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. Executive hereby acknowledges that neither the Company nor any of its Affiliates, shareholders, directors, managers, officers, employees, agents or representatives have provided Executive with any tax-related advice with respect to the matters covered by this Agreement. Executive understands and acknowledges that Executive is solely responsible for obtaining Executive’s own tax advice with respect to the matters covered by this Agreement.

21. Section 409A.

(a) It is intended that any nonqualified deferred compensation within the meaning of Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) (“Nonqualified Deferred Compensation”) shall be either exempt from or comply with Code Section 409A so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under such section. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments of Nonqualified Deferred Compensation provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A. Except for the Company’s responsibility to withhold applicable income and employment taxes from such Nonqualified Deferred Compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on such Nonqualified Deferred Compensation paid or provided pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor schedule of any payment of Nonqualified Deferred Compensation under this Agreement may be accelerated or subject to further deferral except as permitted by Code Section 409A. Except as set forth herein and as permitted by Code Section 409A, Executive does not have any right to make any election regarding the time or form of any payment of Nonqualified Deferred Compensation due under this Agreement.

(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service under Code Section 409A, the Executive shall not be entitled to any payment of any Nonqualified Deferred Compensation that becomes payable upon such Separation from Service until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 21(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 21(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s such Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

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(c) To the extent that any benefits pursuant to Section 4.1 or reimbursements pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the date first written above.

ASCENT SOLAR TECHNOLOGIES, INC. /s/ Michael Gilbreth Name: Michael Gilbreth Title: Chief Financial Officer
/s/ Jeffrey Max Jeffrey Max

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1. Release. Jeffry Max (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Ascent Solar Technologies, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (2) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued insurance coverage that Executive may have under COBRA; or (4) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993, has not suffered from any workplace injury which has not been reported to the Company prior to execution of this Release.

2. Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately XX days of pay) and salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.

3. Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

He was given a copy of this Agreement on ___________, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have 21 days to consider this Agreement; and that such 21-day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such 21-day period after he received it;

He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention: XXXXXXX), [address], so that it is received within the 7-day period following execution of this Agreement by Executive.

Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5. No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6. Return of Property. Executive represents and covenants that he has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates (as defined in the Employment Agreement) that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and other devices. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment.

7. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) Section Headings. The section headings, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(b) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Colorado notwithstanding any other conflict of law provision to the contrary.

(c) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(d) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(e) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(f) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.

ASCENT SOLAR TECHNOLOGIES, INC. Name: Title: Dated:
Jeffrey Max Dated: